WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801 EXHIBIT 99.1 FOR IMMEDIATE RELEASE Investor Contact: Dominic C. Canuso 302-571-6833 February 27, 2018 dcanuso@wsfsbank.com Media Contact: Jimmy A. Hernandez 302-571-5254 jhernandez@wsfsbank.com WSFS Reaches Settlement with Universitas Education, LLC WILMINGTON, Del. – WSFS Financial Corporation (WSFS), the parent company of WSFS Bank, announced today that it has entered into a settlement agreement with Universitas Education, LLC (Universitas), to resolve claims related to services provided by Christiana Bank & Trust Company (Christiana Trust) prior to WSFS’ acquisition of Christiana Trust in December 2010. WSFS previously disclosed the claims in its quarterly filings on Forms 10-Q in 2017. The claims relate to Christiana Trust’s role as “insurance trustee” of the Charter Oak Trust Welfare Benefit Plan (Charter Oak), and Universitas’ alleged loss after funds from certain life insurance benefits were misappropriated by certain individuals unaffiliated with Christiana Trust or WSFS. Universitas sought damages in excess of $54.0 million. WSFS settled the case for $12.0 million to avoid the uncertainties of arbitration and to end the expense of ongoing litigation. Separately, WSFS will pursue all of its rights and remedies to recover this settlement payment and all related costs, including by enforcing the indemnity right in the 2010 Stock Purchase Agreement by which WSFS acquired Christiana Trust. Additionally, WSFS has already taken measures to recover expenses from various insurance carriers. WSFS intends to pursue all claims it has for full restitution for this settlement. “We are pleased to have reached an agreement on this years-old matter involving events alleged to have occurred prior to WSFS’ acquisition of Christina Trust,” said Rodger Levenson, Executive Vice President and Chief Operating Officer, WSFS Bank. “With this agreement completed, we will focus on pursuing a full reimbursement for these costs.” The settlement for $12.0 million requires WSFS to update its previously reported fourth quarter 2017 earnings, reducing reported after-tax earnings by approximately $9.3 million, or $0.29 per share for the fourth quarter. The settlement will be reflected in the upcoming filing of our 2017 Form 10-K. About WSFS Financial Corporation WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of December 31, 2017, WSFS Financial Corporation had $7.0 billion in assets on its balance sheet and $18.9 billion in assets under management and administration. WSFS operates from 76 offices located in Delaware (46), Pennsylvania (28), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, West Capital Management, Powdermill Financial Solutions, Cash Connect®, WSFS Mortgage and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801 United States continuously operating under the same name. For more information, please visit wsfsbank.com. ###